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                                                                    Exhibit 10.9


                            MAINTENANCE SERVICES AGREEMENT

     This MAINTENANCE SERVICES AGREEMENT (the "Maintenance Agreement") is made and entered into as of the 30th day of January, 1998 (the "Effective Date"), by and between PATHNET, INC. (hereinafter "Pathnet"), a Delaware corporation, and NORTHERN INDIANA PUBLIC SERVICE COMPANY (hereinafter, "Incumbent"), an Indiana corporation, (collectively, the "Parties" and each, a "Party").

                                 W I T N E S S E T H:

     WHEREAS, Pathnet is engaged in the business of creating high-capacity, digital microwave communications systems for purposes of marketing the long distance telecommunications capacity created by such systems;

     WHEREAS, Incumbent and Pathnet have entered into a Fixed Point Microwave Services Agreement pursuant to which, among other things, Pathnet has agreed to construct and install a high-capacity digital microwave system utilizing Incumbent's microwave telecommunications assets;

     WHEREAS, Pathnet wishes to engage the services of Incumbent to provide routine and corrective maintenance on Incumbent's Equipment and System and to maintain Incumbent's Segment of the Pathnet network at a minimal level of acceptability to ensure overall effective operations;

     WHEREAS, Incumbent wishes to maintain such System for Pathnet; and

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:


1.   DEFINITIONS

     1.1  CERTAIN DEFINITIONS

          1.1.1 "FPM AGREEMENT" shall mean the Fixed Point Microwave Services Agreement by and between Pathnet and Incumbent, dated January 30, 1998.



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          1.1.2     "BUILD-OUT PERIOD" shall mean the period of time between
          final design approval and final testing and acceptance during which the Initial System is installed.

          1.1.3 "CRITICAL SERVICE LEVELS" shall mean the service levels and standards of operations set forth in Schedule B that are essential for Pathnet to provide reliable, error free traffic to IXCs or other customers for capacity.

          1.1.4 "EQUIPMENT" shall mean any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers (OC-3 to DS-1) and other equipment or parts as required for the operation of the System provided and installed by Pathnet and subject to Incumbent's Maintenance obligations under this Maintenance Agreement, as listed on Schedule D attached hereto.

          1.1.5 "EXTRAORDINARY CIRCUMSTANCES" shall mean (i) circumstances of nature (for instance, those caused by weather yet not escalated to a Force Majeure event); (ii) an incomplete or inaccurate Trouble Ticket as to the identification and location of a problem (for example, identifying a problem at a wrong Facility); or (iii) pursuant to the provisions of Section 4.2.3, Pathnet's failure to provide replacement Equipment or Spare Parts, as required under this Agreement, that are beyond Incumbent's reasonable control and prevent Incumbent from performing the Services hereunder, which non-performance Incumbent cannot reasonably correct.

          1.1.6 "FACILITIES" shall mean the Incumbent's towers, shelters, buildings and sites used for the purpose of operating the microwave communications System described in Schedule F to this Maintenance Agreement.

          1.1.7 "FIELD TECHNICIAN" shall mean Incumbent's employees, agents or subcontractors qualified to provide Maintenance, pursuant to this Maintenance Agreement, as they may change from time to time.

          1.1.8 "MAINTENANCE" shall mean the ongoing and scheduled inspections, ongoing and scheduled repair, ongoing and scheduled prevention of repair, and unscheduled, on-call corrective action of any and all Equipment necessary for the System to operate in accordance with the Performance Standards as set forth in this Maintenance Agreement and its Schedules.

          1.1.9 "MAINTENANCE TEST EQUIPMENT" shall mean used or owned equipment (including methods and tools) required to test and maintain the Equipment and


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          System in accordance with the Performance Standards of this
          Maintenance Agreement and its Schedules.

          1.1.10 "MONTHLY SERVICES CHARGE" shall be as set forth in Section 5 and Schedule C of this Maintenance Agreement.

          1.1.11 "NEW SERVICES" shall be as defined in Section 2.3.1 of Schedule C of this Maintenance Agreement.

          1.1.12 "PASS-THROUGH EXPENSES" shall mean Incumbent's reasonable and actual out-of-pocket expenses to be paid and reimbursed by Pathnet, pursuant to Section 2.3.2 of Schedule C, that are outside of the Services obligations and the costs incurred by Incumbent pursuant to this Maintenance Agreement. Without limiting the foregoing, Pass-Through Expenses shall include expenses for providing materials for maintaining the Equipment pursuant to this Maintenance Agreement including replacement units, replacement parts, spare parts, hardware items and other miscellaneous repair and replacement expenses and any extraordinary expenses related to the emergency ordering and acquisition of parts; provided Pathnet has not otherwise provided such material and such material is required under this Maintenance Agreement.

          1.1.13 "PERFORMANCE STANDARDS" shall mean individually and collectively the quantitative and qualitative performance standards and commitments for the services contained in this Maintenance Agreement, including, but not limited to, the Critical Service Levels.

          1.1.14 "PREVENTIVE MAINTENANCE" shall mean the ongoing and scheduled Maintenance required for the normal operations of the Equipment and System, as more fully described in Schedule A.

          1.1.15 "REMEDIAL MAINTENANCE" shall mean unscheduled, on-call Maintenance (i) to correct an Outage, (ii) to restore operations to above Critical Service Levels, or (iii) to restore the Equipment and the System to good operating condition, as more fully described in Schedule A.

          1.1.16 "SERVICES" shall be as defined in Section 3 and Schedule A of this Maintenance Agreement.


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          1.1.17    "STOCKING DEPOT" shall mean an enclosed and reasonably
          protected storage facility required for housing the Spare Parts inventory.

          1.1.18 "SYSTEM" shall mean the high-capacity digital SONET microwave radio equipment (6 Hz/30 MHZ) antenna, waveguides, components, Facilities and FCC licenses, installed and assembled capable of transmitting, receiving and transporting telecommunications signals over the Segment set forth in Schedule F.

          1.1.19    "TROUBLE TICKET" shall have the meaning set forth in Section
          3.2.2 of Schedule A.

     1.2  OTHER TERMS

     Capitalized terms used in this Maintenance Agreement but not defined herein shall have the definitions set forth in the FPM Agreement unless the context dictates otherwise. References herein to Schedules are to the Schedules attached to this Maintenance Agreement unless otherwise specified. Other terms used in this Maintenance Agreement are defined in the context in which they are used and shall have the meaning, there indicated.

2.   TERM

     2.1  TERM

     The term of this Maintenance Agreement shall be one (1) year from the Effective Date (the "Term"). The Services and charges for the Services shall commence upon the Commissioning of the Initial System on Segment A. The Commissioning shall occur as agreed upon by Pathnet and Incumbent pursuant to the acceptance procedures of the FPM Agreement and shall be evidenced by the certificate to be attached hereto as Schedule H.

     2.2  EXTENSION

     The Term of this Maintenance Agreement shall be renewed automatically for successive, one-year renewal terms until terminated. This Maintenance Agreement may be terminated (i) by Incumbent if Incumbent gives Pathnet notice at least ninety (90) days before expiration of the Term or a renewal term indicating that Incumbent will terminate this Maintenance Agreement for convenience, pursuant to Section 9.2 hereof; (ii) by Pathnet if Pathnet provides notice to Incumbent that Pathnet will not renew this Maintenance Agreement due to Incumbent's failure to perform the Services pursuant to
     Section 7.2


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     hereof; and (iii) by either Party for cause pursuant to Section 9.1 hereof.
     This Maintenance Agreement shall automatically terminate upon expiration or termination of the FPM Agreement.

3.   SERVICES

     3.1  PROVISION OF SERVICES

          3.1.1 GENERAL. Upon Commissioning of the Initial System, Incumbent shall provide the following Maintenance services, functions and responsibilities on the Equipment identified in Schedule D and at the Facilities identified in Schedule F, as such Equipment may evolve or be supplemented, enhanced, modified or replaced during the Term (the "Services"):

               (a) the services, functions and responsibilities described in this Maintenance Agreement and its Schedules;

               (b) the services, functions and responsibilities performed by Incumbent's personnel and Subcontractors during the twelve
                    (12) months preceding the Effective Date who were responsible for maintaining Incumbent's existing analog and digital telecommunications system, even if the service, function or responsibility is not specifically described in this Maintenance Agreement; and

               (c) upon execution of this Maintenance Agreement and prior to the Commissioning of the Initial System, Incumbent shall continue to perform the maintenance duties on the Facilities during the Build-out Period, as performed during the twelve
                    (12) months preceding the Effective Date.

          3.1.2 IMPLIED SERVICES. If any services, functions or responsibilities not specifically described in this Maintenance Agreement are reasonably required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Maintenance Agreement. Except as otherwise expressly provided in this Maintenance Agreement, Incumbent shall be responsible for providing the facilities, personnel and other resources required to perform the Services.


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     3.2  SERVICES REQUIREMENTS

          3.2.1     TIMING OF SERVICE.

               (a) GENERAL. Incumbent shall perform all Services in at least the intervals and time periods set forth in Schedule A.

               (b) OUTAGE, CRITICAL SERVICE LEVELS, OTHER ADVERSE IMPACTS. In the event of an (i) Outage, (ii) degradation of the System's operation below Critical Service Levels, or (iii) any other problem that threatens to adversely impact the System or the integrity of the System, and except under Extraordinary Circumstances, Incumbent shall be on-site at any Incumbent Facility as required to provide Remedial Maintenance within two (2) hours of receipt of a Trouble Ticket and to repair the System to normal operations within a cumulative mean time of four (4) hours after the receipt of a Trouble Ticket; provided, however, that under Extraordinary Circumstance, Incumbent Field Technicians shall use commercially reasonable efforts to be on site as soon as practical. Notwithstanding the foregoing, Incumbent shall make reasonable efforts to ensure that all capacity is restored to service as promptly as practical in order to restore service after an Outage.

          3.2.2     DISPATCH AND NOTIFICATION.

               (a) DISPATCH. Incumbent shall make Field Technicians available to provide Services twenty-four (24) hours a day, seven (7) days a week. Pathnet shall provide System monitoring from the Network Monitoring Center twenty-four (24) hours a day, seven (7) days a week for reporting of System failures. Incumbent shall include in Exhibit A-1 to Schedule A a list of procedures and personnel involved in providing maintenance Services, including an escalation list of individuals who will be available and who will be responsible for repairing the System to normal operations, in the event of a Field Technician dispatch. Such procedures shall be subject to approval by Pathnet which shall not be unreasonably withheld.


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               (b)  NOTIFICATION.  Notification of a Trouble Ticket shall be deemed to be received by Incumbent upon initiation by Pathnet or Incumbent and electronic receipt by Incumbent. The Network Monitoring Center shall initiate a Trouble Ticket pursuant to the procedures set forth in Section 3.2.6 of Schedule A.

     3.3  SERVICES EXCLUSIONS

          3.3.1 TOWERS AND SHELTERS. Except as provided in Section 2 of Schedule A, this Maintenance Agreement does not include maintenance obligations for any tower, tower lighting, FCC or FAA tower regulatory requirement or equipment shelter which shall be owned and maintained by Incumbent outside of the scope of this Maintenance Agreement; provided, however, that Incumbent shall maintain such towers and shelters as reasonably required to support the continuous and reliable operation of the System and network without material degradation to either the Equipment or System.

          3.3.2 OTHER EXCLUSIONS. In the event that telephone lines, equipment or interconnections provided by or required by third parties are used in conjunction with the Equipment, Incumbent shall have no maintenance obligation or responsibility for such telephone lines equipment, or interconnections or interfaces with such items. Incumbent shall, upon reasonable request by Pathnet, make commercially reasonable attempts to assist in repairing those lines so all equipment and systems are operational; provided that Pathnet shall adjust the Monthly Service Charge pursuant to Section 5.4 of this Maintenance Agreement to reflect such additional services.

     3.4  OUTSOURCING.

     In addition to, and not in place of, any rights of Incumbent under this Maintenance Agreement, Incumbent shall, with the consent of Pathnet which consent shall not be unreasonably withheld, have the right to engage third party Subcontractors to perform any or all of the Services or Incumbent's rights and obligations under this Agreement; provided such third party Subcontractors are trained and certified, pursuant to the terms of this Maintenance Services Agreement, to maintain the System at Incumbent's cost. In the event Incumbent hires Subcontractors to carry out its responsibilities hereunder, Incumbent shall advise each Subcontractor of the confidentiality obligations for Proprietary Information under SECTION
     12.2 of the FPM Agreement and cause, prior to performance, each such


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     Subcontractor to agree to maintain the confidentiality of the Proprietary
     Information on terms substantially similar to the terms applicable to Incumbent.

4.   EQUIPMENT; FACILITIES

     4.1  EQUIPMENT

     The Equipment that Incumbent shall be responsible for maintaining in the performance of the Maintenance Services is set forth in Schedule D, and may be amended from time to time as such Equipment may change or may be replaced, modified, or enhanced over time as a result of new technology; provided that Pathnet shall provide written notice to Incumbent of any such amendment. In the event of a Capacity Expansion under the FPM Agreement, Pathnet shall supplement and modify the Equipment set forth in Schedule D to include any additional Equipment required for such Capacity Expansion.

     4.2  SPARE PARTS; REPLACEMENT EQUIPMENT

          4.2.1 SPARE PARTS. Pathnet shall provide at its expense and Incumbent shall store Spare Parts for the Equipment at the Stocking Depot in the type and quantity as mutually agreed upon and set forth in Schedule E. Incumbent shall store Spare Parts at appropriate depots to allow for a reasonable response within the time parameters set forth in Section 3.2 and Schedule A of this Maintenance Agreement. Pathnet, through the Network Management Center, shall assist Incumbent in identifying modules or Spare Parts necessary to expedite any required repairs. Incumbent shall utilize the modular exchange program that Pathnet has established in order to maintain an adequate inventory of Spare Parts. Incumbent shall be responsible for notifying Pathnet of any shortages in type or quantities of Spare Parts required to meet Incumbent's obligations to provide Services under this Maintenance Agreement; provided that Pathnet shall ship any such requested Spare Parts in accordance with the Spare Parts shipping procedures set forth in Schedule G. Pathnet shall also provide the equipment repair assistance set forth in Schedule G.

          4.2.2 REPLACEMENT EQUIPMENT. At its sole discretion and in accordance with the terms of the FPM Agreement, Pathnet may replace any Equipment, provided that such Equipment does not materially interfere with or degrade the Initial System and Pathnet provides reasonable notice of such replacement to Incumbent. Upon reasonable notice to Incumbent that any such Equipment requires replacing, Incumbent shall be responsible for providing reasonable labor and installation services in connection with installing any such Equipment, with the cost of such


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          labor and installation services eligible for a Monthly Services Charge adjustment as set forth in Section 5.4 of this Maintenance Agreement.

          4.2.3     Pathnet's failure to perform its obligations under this
          Section 4 shall be deemed to be grounds for non-performance by Incumbent; provided that Incumbent's non-performance of its obligations under this Maintenance Agreement shall be excused if, and to the extent, (i) such Incumbent's non-performance results from Pathnet's failure to perform its responsibilities and (ii) Incumbent provides Pathnet with reasonable notice of such non-performance and uses commercially reasonable efforts to perform.

     4.3  FACILITIES

     Incumbent shall be responsible for performing the Services at the Facilities set forth in Schedule F. Pursuant to the FPM Agreement, the Facilities shall be maintained at the environmental conditions necessary to support the Equipment, in accordance with the manufacturers' specifications set forth in the FPM Agreement.


5.   CHARGES

     5.1  GENERAL

     All Monthly Services Charges to be paid by Pathnet to Incumbent are set forth in this Section 5 or in Section 2.1 of Schedule C. Pathnet shall not be required to pay Incumbent any amounts for the Services in addition to those payable to Incumbent under this Section 5 or Schedule C, except as provided for in Section 2.2 of Schedule C.

     5.2  PASS-THROUGH EXPENSES

     Pass-Through Expenses shall be paid directly by Pathnet or through Incumbent upon Pathnet's prior approval and acceptance of such Pass-Through Expenses. If the Parties agree that a particular Pass-Through Expense is to be paid by Pathnet directly, Incumbent shall promptly provide Pathnet with the original invoice for such expense. Pathnet shall pay for Pass-Though Expenses as agreed upon by the Parties based on the procedures set forth in Section 2.3 of Schedule C.


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     5.3  TAXES

     The Parties' respective responsibilities for taxes arising under or in connection with this Maintenance Agreement shall be as follows:

          5.3.1 Each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

          5.3.2 Pathnet shall be responsible for any sales, use, excise, value-added services, consumption, and other taxes and duties payable by Incumbent on any goods or services used or consumed in providing the Services, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of tax is measured by Incumbent's costs in acquiring such goods or services; provided, however, that Pathnet shall not be responsible for any Federal, state or local income taxes or franchise taxes of Incumbent.

     5.4  NEW SERVICES

     Pathnet shall pay Incumbent for the performance of any New Services requested by Pathnet and accepted by Incumbent outside of the core Services for maintenance. Pathnet shall pay for such New Services as agreed upon by the Parties based on the procedures set forth in Section 2.3 of Schedule C. Such New Services may include, without limitation: (i) performance of services at the interconnection facilities between Pathnet's network and the System, (ii) cost of Equipment removal upon Pathnet's termination of this Maintenance Agreement, (iii) performance of installation services for replacement equipment, or (iv) any other services not included in the Services as defined in this Maintenance Agreement.


6.   INVOICING AND PAYMENT

As calculated from the Monthly Services Charges and any and all charges for New Services and Pass-Through Expenses, pursuant to Schedule C, Incumbent shall send Pathnet a quarterly invoice covering the fees and charges for the last calendar quarter for the prior three months' Services. Pathnet shall pay the amount of each quarterly invoice within thirty (30) days of receipt by Pathnet. Such Monthly Service Charges shall be due and payable whether or not the Equipment is operating. Any and all disputes with regard to charges payable under this Maintenance Agreement shall be settled in accordance with Section 15 of this Maintenance Agreement.


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7.   PERFORMANCE STANDARDS

     7.1  GENERAL

     Incumbent shall perform the Services at least to the level and degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as set forth in the Critical Service Levels in Schedule B. At all times, Incumbent's level of performance shall meet Performance Standards as identified in this Maintenance Agreement and its Schedules and shall be consistent with industry standards.

     7.2  FAILURE TO PERFORM

          7.2.1 Incumbent recognizes that its failure (i) to meet any Critical Service Level, (ii) correct any Outage, or (iii) remedy any other problem that threatens to adversely impact the operation of the System may have a material adverse impact on the business and operations of Pathnet. Accordingly, in the event that Incumbent repeatedly (i) fails to meet any Critical Service Level, (ii) correct any Outage, or (iii) remedy any other problem that threatens to adversely impact the operation of the System, for reasons other than the wrongful actions of Pathnet or circumstances that constitute Force Majeure under this Maintenance Agreement, Pathnet, at its sole discretion, may elect (i) to not renew this Maintenance Agreement or
          (ii) to supplement the provision of Services by Incumbent by appointing a new Maintenance provider in accordance with Section 9.3.

          7.2.2 In the event of any problem affecting the operation of the System (including, without limitation, the events listed in Section 7.2.1), Incumbent shall (i) investigate and report to Pathnet the causes of such problem or Outage; (ii) advise Pathnet of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem as soon as practical and restore the System's operation to the Critical Service Levels; and (iv) take appropriate preventive measures so that the problem does not recur.

          7.2.3 Pathnet or its designee shall have the right, subject to the terms of this Maintenance Agreement and the FPM Agreement, to reasonable, full and immediate access to any and all affected Facilities to repair the Equipment or System and to supplement the Services if operations fall below the Performance Standards; provided such supplemental Maintenance will not degrade or interfere with the operation of the Initial System or Incumbent's use of its Facilities for its current or future operations, provided also that such future operations do not interfere with the


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     System pursuant to Section 5.4.2 of the FPM Agreement.  Upon Pathnet's
     prior notification, Incumbent shall reasonably cooperate with Pathnet or its designee, including providing any escorts necessary for Pathnet to supplement the Services.

          7.2.4 In the event Pathnet either (i) does not renew this Maintenance Agreement or (ii) supplements the Services, Pathnet will arrange for an independent Maintenance provider to provide any or all of the Services hereunder, including any or all of the Services relating to maintenance of the Initial System; provided Incumbent shall also have the right to continue to maintain the Initial System at Incumbent's sole expense, so long as such maintenance shall not impact Pathnet's ability to maintain the System.


8.   PERIODIC REVIEWS; AUDIT RIGHTS

     8.1  REVIEWS

          8.1.1 ANNUAL REVIEW. As part of the annual renewal of this Maintenance Agreement, Pathnet and Incumbent shall review the Critical Service Levels and the Monthly Service Charges paid to Incumbent. Pathnet and Incumbent shall mutually agree to make adjustments to the Critical Service Levels, as appropriate, to reflect (i) improved performance capabilities associated with advances in technology and methods to perform the Services and (ii) modifications in the performance requirements of Pathnet's customers. The Parties expect and understand that the Critical Service Levels may improve over time. Pathnet and Incumbent shall mutually agree to make adjustments pursuant to Schedule C to the Monthly Service Charges to reflect the material changes in the performance of the Services in accordance with any such revised Critical Service Levels.

          8.1.2 MAINTENANCE TEST EQUIPMENT. Incumbent shall utilize the necessary measurement and monitoring tools and procedures, including, but not limited to, the Maintenance Test Equipment as set forth in Exhibit E-2 to Schedule E and other additional equipment reasonably necessary to measure and to report operational performance of the System against the applicable Critical Service Levels. Such measurement and monitoring tools and equipment shall permit reporting at a level of detail sufficient to verify compliance with Critical Service Levels and shall be reviewable by Pathnet upon reasonable notice. Upon reasonable request by Pathnet, Incumbent shall provide Pathnet with information and access to such tools and procedures for purposes of verification.


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     8.2  AUDIT AND INSPECTION RIGHTS

          8.2.1 Incumbent shall maintain accurate logs and dispatch reports that record any reported Outages or operations below Critical Service Levels and the appropriate actions taken to restore service. Pathnet shall have the right to reasonably audit any and all such reports maintained by Incumbent. These reports shall be available to Pathnet for its reasonable inspection at Incumbent's Facilities and a copy of the compilation of these reports is to be forwarded to Pathnet on a quarterly basis. Such reports shall be considered Proprietary Information of Incumbent and protected in accordance with Section 12.2 of the FPM Agreement; provided Pathnet shall have the right to disclose such reports to any equity owner, debt provider, lender, or other creditor; any potential customer or purchaser of capacity, any potential party to a merger or acquisition, any service provider under this Maintenance Agreement; or any other attorneys, consultants or financial advisors.

          8.2.2 Pathnet shall have the right to reasonably inspect the Facilities and Equipment at any time upon reasonable notice to Incumbent and to supplement the Maintenance Services during Pathnet's inspection; provided Pathnet complies with any and all Incumbent security procedures and the provisions of the FPM Agreement.


9.   TERMINATION

     9.1  TERMINATION FOR CAUSE

          9.1.1 In the event that Incumbent: (i) commits a material breach of this Maintenance Agreement, which breach is not cured within thirty
          (30) days after notice of breach from Pathnet to Incumbent or (ii) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Maintenance Agreement (and Incumbent has been previously notified of such breaches), Pathnet may, by giving reasonable written notice to Incumbent, terminate this Maintenance Agreement, in whole or in part, as of the date specified in the notice of termination. If Pathnet chooses to terminate this Maintenance Agreement in part, the charges payable to Incumbent under this Maintenance Agreement will be equitably adjusted to reflect those services that are terminated.


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          9.1.2     In the event that Pathnet fails:  (i) to pay Incumbent
          undisputed charges due under the Maintenance Agreement totaling at least Two Thousand Dollars ($2,000) (excluding any reimbursement of Pass-Through Expenses) and fails to make such payment within thirty
          (30) days of notice from Incumbent of the failure to make such payment or (ii) otherwise fails to fulfill its obligations, Incumbent may, by giving written reasonable notice to Pathnet, terminate this Maintenance Agreement as of the date specified in the notice of termination.

     9.2  TERMINATION FOR CONVENIENCE

     Incumbent may terminate this Maintenance Agreement for convenience and without cause at any time by giving Pathnet at least ninety (90) days' prior written notice before the end of the Term of this Maintenance Agreement indicating that Incumbent will not renew this Maintenance Agreement; provided, however, that Pathnet, its Affiliates, agents or Subcontractors may, at Pathnet's sole discretion, supplement or perform the Services set forth in this Maintenance Agreement.

     9.3  TERMINATION OR EXPIRATION ASSISTANCE

     In the event (i) Incumbent terminates this Maintenance Agreement for convenience; (ii) Pathnet does not renew this Maintenance Agreement because of Incumbent's failure to perform, or (iii) the FPM Agreement expires, Pathnet shall propose and Incumbent shall approve, which approval shall not be unreasonably withheld, a third-party, independent Maintenance provider, at least forty-five (45) days before termination or expiration of the FPM Agreement to provide the Services at Incumbent's Facilities. Such independent Maintenance provider shall provide the Services and assume the obligations of Incumbent hereunder for any successive terms coterminous with the remaining term of the FPM Agreement, unless such provider is replaced by Pathnet before the expiration of the term of this Maintenance Agreement or any extension thereof. In the event either Party terminates this Maintenance Agreement for cause, Pathnet shall provide a third-party Maintenance provider to perform the Services, and Incumbent shall reasonably cooperate with such provider. Upon expiration or termination of this Maintenance Agreement, Pathnet shall, for the remaining term of the FPM Agreement, perform or cause to be performed the services required to meet Pathnet's operational requirements (including Spare Parts and equipment repair assistance on the Initial System) and shall have the right to full and reasonable access to all Facilities in accordance with the terms of the FPM Agreement in order to supplement or perform the Services in accordance with the Performance Standards.


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10.  RELATIONSHIP OF THE PARTIES

Nothing in this Maintenance Agreement will imply a joint venture, partnership, or principal-agent relationship between the Parties. Neither Party will have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party, pursuant to this Maintenance Agreement. Incumbent, in furnishing the Services hereunder, is acting as an independent contractor, and Incumbent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Incumbent under this Maintenance Agreement.


11.  PROPRIETARY RIGHTS AND COPYRIGHTS

     11.1 Maintenance software, training materials, manuals or other proprietary information furnished by Pathnet ("Maintenance Aids") for Incumbent's use are either Pathnet's property or property of third parties and are proprietary. The Maintenance Aids shall be considered to be Proprietary Information of Pathnet and shall be protected in accordance with Section 12.2 of the FPM Agreement.

     11.2 Incumbent may make necessary copies of Maintenance Aids installed as part of its providing the Services subject to Incumbent's obligations under this Maintenance Agreement.


12.  REPRESENTATIONS AND WARRANTIES

     12.1 WORK STANDARDS

     Incumbent represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed commercial telecommunications operations performing services similar to the Services. Incumbent represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

     12.2 MAINTENANCE

     Incumbent represents and warrants that it shall maintain the Equipment so that it operates in accordance with its specifications, including (i) maintaining equipment in good operating


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


     condition, subject to normal wear and tear, and (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturers' recommendations.

     12.3 EFFICIENCY AND COST EFFECTIVENESS

     Incumbent represents and warrants that it shall use commercially reasonable efforts to use efficiently the resources or services necessary to provide the Services. Incumbent represents and warrants that it shall use its commercially reasonable efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance as set forth in this FPM Agreement.

     12.4 WARRANTIES OF EACH PARTY

     Each Party to this Maintenance Agreement hereby warrants that:

          (a) It has the requisite corporate or partnership power and authority to enter into this Maintenance Agreement and to carry out the transactions contemplated by this Maintenance Agreement; and

          (b) The execution, delivery and performance of this Maintenance Agreement and the consummation of the transactions contemplated by this Maintenance Agreement have been duly authorized by the requisite corporate or partnership action on the part of such Party.

     12.5 INSURANCE

     Incumbent warrants and represents that during the Term of this Maintenance Agreement, Incumbent shall maintain at Incumbent's expense and pursuant to its self-insured reserves the necessary insurance coverage for all Incumbent's employees, agents or affiliates required to perform the Services, including, but not limited to, Worker's Compensation, disability, and unemployment insurance, and to provide Pathnet with certification thereof upon reasonable request.

     12.6 SECURITY AND SAFETY PROCEDURES

     In the event Pathnet is required to supplement the Services, Pathnet shall comply with the provisions of this Maintenance Agreement relating to access to the Facilities, shall comply


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

     with all reasonable Incumbent security and safety procedures as provided by the Incumbent, and shall comply with all provisions of the FPM Agreement relating to access.

     12.7 DISCLAIMER

     EXCEPT AS PROVIDED IN THIS MAINTENANCE AGREEMENT, NEITHER PATHNET NOR INCUMBENT MAKES ANY OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO THE SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF
     THIS MAINTENANCE AGREEMENT.   PATHNET AND INCUMBENT HEREBY DISCLAIM THE
     WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EXCEPT FOR AS SET FORTH IN THIS MAINTENANCE AGREEMENT AND ITS SCHEDULES, INCUMBENT DISCLAIMS ALL WARRANTIES REGARDING THE SERVICES AS TO AVAILABILITY, OPERATION, CORRECTNESS, AVAILABLE BANDWIDTH, ACCURACY, OR RELIABILITY OF THE SYSTEM.

13.  INDEMNITIES

     13.1 INDEMNIFICATION BY INCUMBENT

     Incumbent agrees to indemnify, defend and hold harmless Pathnet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) any claims resulting from the infringement by Incumbent, its Affiliates or Subcontractors of any patent, trade secret, copyright or other proprietary rights alleged to have occurred as a result of the use of systems or other resources provided by Pathnet to Incumbent in violation of any applicable licenses or the terms of this Agreement.

          (b) the untruth, inaccuracy or breach of any representation or warranty of Incumbent set forth in this Maintenance Agreement.

          (c) the liability of Pathnet for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law), or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of


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

               action, assessments, environmental response costs, environmental penalties, injunctive obligations, to the extent caused by, arising out of, or in connection with, negligent actions or omissions or willful misconduct of Incumbent, its employees, Subcontractors or agents.

     13.2 INDEMNIFICATION BY PATHNET

     Pathnet agrees to indemnify, defend and hold harmless Incumbent and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) except as set forth in SECTION 13.1(a), any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided by Pathnet to Incumbent.

          (b) the untruth, inaccuracy or breach of any representation or warranty of Pathnet set forth in this Maintenance Agreement.

          (c) the liability of Incumbent for any (i) personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law), or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations to the extent caused by, arising out of; or in connection with, negligent actions or omissions or willful misconduct of Pathnet, its employees, Subcontractors or agents.

          (d) the liability of Incumbent arising out of any or all obligations to or contracts with customers to purchase Excess Capacity or Incumbent Excess Capacity.

     13.3 INDEMNIFICATION PROCEDURES

     With respect to any third party claims, the following procedures shall apply:

     13.3.1 NOTICE. Promptly after receipt by an entity entitled to indemnification under Section 13.1 or Section 13.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Maintenance Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen
               (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

        13.3.2 PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 13.3.1 above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

        13.3.3 PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

     13.4 SUBROGATION

     In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Section 13.1 or Section 13.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.


14.  LIABILITY

     14.1 GENERAL INTENT

     Subject to the specific provisions of this Article 14, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Maintenance Agreement.

14.2 LIABILITY RESTRICTIONS

          14.2.1 SUBJECT TO SECTION 14.2.2 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR IN CONJUNCTION WITH THIS MAINTENANCE AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

          14.2.2 The limitations set forth in Section 14.2.1 shall not apply with respect to (i) damages occasioned by the willful misconduct or gross negligence of a Party and (ii) damages occasioned as a result of the indemnification obligations set forth in Section 13 if and to the extent any third party shall be awarded such damages explicitly excluded in Section 14.2.1.

     14.3 FORCE MAJEURE

          14.3.1 No Party shall be liable for any default or delay in the performance of its obligations under this Maintenance Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by a Force Majeure event,
                    (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and can not reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

          14.3.2 In such event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.


15.  DISPUTE RESOLUTION

     15.1 ARBITRATION; RESOLUTION OF DISPUTES

     Any and all disputes and controversies between Incumbent and Pathnet concerning the negotiation, interpretation, performance, breach or termination of this Maintenance Agreement (each a "Dispute") shall be subject to resolution by the procedure set forth in Section 17.2 of the FPM Agreement which is hereby incorporated herein.

16.  MISCELLANEOUS

     16.1 NOTICE PROVISION

     Notice shall be served and deemed received in accordance with the provisions of Section 18.1 of the FPM Agreement which is hereby incorporated herein.

     16.2 BINDING NATURE; ENTIRE AGREEMENT

     Pathnet and Incumbent acknowledge (i) that each has read and understands the terms and conditions of this Maintenance Agreement and agrees to be bound by such terms and conditions, (ii) that this Maintenance Agreement is the complete and conclusive statement of the agreement between the Parties, and (iii) that this Maintenance Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter hereof. All understandings and agreements, oral and written, heretofore made between Incumbent and Pathnet relating to the subject matter hereof are merged in this Maintenance

     Agreement which alone, fully and completely expresses their agreement on the subject matter of maintenance service to be provided by Incumbent. The provisions of this Maintenance Agreement are separate and apart from the provisions of the FPM Agreement and may not in any way affect either Party's obligations with regard to the FPM Agreement.

     16.3 AMENDMENT

     No modification of, additions to or waiver of this Maintenance Agreement shall be binding upon Incumbent and Pathnet unless such modification is in writing and signed by an authorized representative of each Party.

     16.4 SEVERABILITY

     If any term or provision of this Maintenance Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or provision shall be inoperative and void insofar as it is in conflict with law, but the remaining terms and provisions of this Maintenance Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect newly as possible the original intentions of the Parties in accordance with applicable law.

     16.5 HEADINGS

     Section and paragraph headings used in this Maintenance Agreement are for reference and convenience only and are not to be deemed or construed to be part of this Maintenance Agreement.

     16.6 CONSENTS AND APPROVAL

     Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Maintenance Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Maintenance Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Maintenance Agreement, nor shall it be construed as a waiver of any rights under this Maintenance Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

     16.7 COMPLIANCE WITH LAWS AND REGULATIONS

     Each Party shall perform its obligations in a manner that complies with the applicable Federal, state and local laws, regulations, ordinances and codes (including identifying and procuring required permits, certificates, approvals and inspections). If a charge of non-compliance by either Party with any such laws, regulations, ordinances or codes occurs, the Party charged with such non-compliance shall promptly notify the other Party of such charges in writing.

     16.8 GOVERNING LAW

     This Maintenance Agreement and the rights and duties of the Parties shall be governed and interpreted in accordance with the laws of the State of Indiana, other than the choice of law rules thereof.

     16.9 BINDING NATURE AND ASSIGNMENT

     This Maintenance Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may or shall have the power to assign this Maintenance Agreement without the prior written consent of the other, except that either Party may assign its rights and obligations under this Maintenance Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of that Party to any subsidiary or Affiliate or successor in a merger or acquisition of that Party; provided that in no event shall any such assignment relieve that Party of its obligations under this Maintenance Agreement.

     16.10  WAIVER

     Failure or delay on the part of Incumbent or Pathnet to exercise any right, power or privilege under this Maintenance Agreement shall not constitute a waiver of any right power or privilege of this Maintenance Agreement.

     16.11  TIME TO SUE

     No action shall be brought for any breach of this Maintenance Agreement more than two (2) years after the accrual of such cause of action, except where applicable law provides for a shorter limitation period, in which event that period should apply.


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

     16.12  SURVIVAL

     Any provision of this Maintenance Agreement which contemplates performance or observance subsequent to any termination or expiration of this Maintenance Agreement shall survive any termination or expiration of this Maintenance Agreement and continue in full force and effect.

     16.13  COVENANT OF GOOD FAITH

     Each Party agrees that in its respective dealings with the other Party under or in connection with this Maintenance Agreement, it shall act in good faith.

     IN WITNESS WHEREOF, the Parties hereto have executed this Maintenance Agreement, or caused it to be executed by a duly authorized officer, as of the date first written above.

PATHNET, INC.                           NORTHERN INDIANA PUBLIC
                                        SERVICE COMPANY

By: /s/ Dave Schaeffer                  By: /s/ Robert J. Schacht
   ------------------------------          ------------------------------
Name: Dave Schaeffer                    Name: Robert J. Schacht
Title: Chairman                         Title: VP, Energy Distribution
                                               Operations







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